Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Rocket Companies, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.00001 per share	(1)	Other	104,519	$11.02	$1,151,799.38	0.0001531	$176.34

Total Offering Amounts:							$1,151,799.38		176.34
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$176.34

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Offering Note(s)

(1)	Note 1(a): Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

Note 1(b): This Registration Statement on Form S-3 registers 104,519 shares of Rocket Companies, Inc.'s ("Rocket") common stock, par value $0.00001 (the "Rocket Common Stock") issuable to former employees and former directors of Redfin Corporation ("Redfin") who were granted certain awards of options ("Former Employee Options") of Redfin prior to the consummation of the transactions pursuant to the Agreement and Plan of Merger, dated as of March 9, 2025, by and among Rocket, Redfin and Neptune Merger Sub, Inc. (such transactions, the "Redfin Acquisition"), in accordance with which Rocket acquired Redfin. In connection with the Redfin Acquisition, Rocket assumed the Former Employee Options.

Note 1(c): Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the weighted average exercise price of the assumed stock options.